Exhibit 2.1
CERTIFICATE OF MERGER
of
BERYLLIUM MERGER CORPORATION
(a Delaware corporation)
with and into
BENTLEY PHARMACEUTICALS, INC.
(a Delaware corporation)
     Pursuant to Section 251 of the Delaware General Corporation Law, the undersigned surviving corporation submits the following Certificate of Merger for filing and
     DOES HEREBY CERTIFY:
     FIRST: That the name and jurisdiction of incorporation of each of the constituent corporations (the “Constituent Corporations”) is as follows:
A. BERYLLIUM MERGER CORPORATION, incorporated under the laws of the State of Delaware (“Acquisition Sub”); and
B. BENTLEY PHARMACEUTICALS, INC., incorporated under the laws of the State of Delaware (the “Company”).
     SECOND: That an Agreement and Plan of Merger (“Merger Agreement”) by and among Teva Pharmaceutical Industries Limited, an Israeli corporation and the sole stockholder of Acquisition Sub (“Buyer”), and the Constituent Corporations, has been approved, adopted, executed and acknowledged by the Constituent Corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law, pursuant to which Acquisition Sub will merge with and into the Company (the “Merger”).
     THIRD: That the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be TEVA SPANISH HOLDCO, INC.
     FOURTH: That the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit A attached hereto, and, as so amended and restated, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation.
     FIFTH: That the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 425 Privet Road, PO Box 100, Horsham, PA 19044-8005.

     SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.
     SEVENTH: That this Certificate of Merger shall become effective on the date and time at which this Certificate of Merger has been duly filed with the Secretary of State.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of the 22nd day of July, 2008, and is being filed in accordance with Section 251 of the Delaware General Corporation Law by, an authorized officer of the Surviving Corporation.

BENTLEY PHARMACEUTICALS, INC.

BY:	/s/ Brian Shanahan

Name: Brian Shanahan
Title: Assistant Secretary
[CERTIFICATE OF MERGER]

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
BENTLEY PHARMACEUTICALS, INC.
ARTICLE I
     The name of the corporation is Teva Spanish Holdco, Inc. (the “Corporation”).
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is: 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of the registered agent of the Corporation at such address is: Corporation Service Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
ARTICLE IV
     The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each of which shall have a par value of $0.01 per share.
     The name and mailing address of the Incorporator is as follows:
Barbara Toffler
c/o Parker Chapin Flattau & Klimpl, LLP
1211 Avenue of the Americas
New York, New York 10036
ARTICLE V
     In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors of the Corporation.
ARTICLE VI
     Elections of directors need not be by written ballot.

ARTICLE VII
     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
     Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director, of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal of modification.
ARTICLE VIII
     No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated by: (a) the fact that any one or more of the directors or officers of the Corporation is interested in, or is a director or officer of, such other person, firm or corporation; or, (b) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as such contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or such contract or transaction has been approved or ratified by vote or written consent of the stockholders entitled to vote thereon, to whom such fact or relationship or interest has been disclosed, or so long as such contract or transaction is fair and reasonable to the Corporation. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may in any way be interested.
ARTICLE IX
     To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of directors, officers and agents of the Corporation (and any other persons to which the Corporation shall have the power to provide indemnification) from and against any and all liabilities, including, without limitation, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of any suit, action or proceeding to which such person is made, or is threatened to be made, a party. The indemnification provided for herein shall not be deemed exclusive of any other rights which the Corporation may provide to any person under any Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent; and shall inure to the benefit of the heirs, executors and administrators of such person.
     Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal of modification.
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